Independent Expert Estimates Ten Trillion Cubic Feet of Prospective  Gas Resource Within Sentry Petroleum’s Potential 2,000 Sq Mile Coal Seam Deposit

Denver, Colorado (March 17, 2011 - FSC) - Sentry Petroleum Ltd (OTCBB:SPLM) announced today that Denver based Coal Seam Gas Expert Dr. Charles Barker of Coal Ltd. has confirmed the potential ‘world-class’ coal seam gas deposit within Sentry’s ATP 862 and ATP 864. Dr. Barker’s exhaustive assessment included analysis of all publicly available data and proprietary testing covering Sentry’s previously identified potential 2,000 sq mile coal and shale gas prospect underlying its northern permits in Queensland Australia. His conclusion: over 10 Trillion Cubic Feet of prospective gas resource in place.

Commenting on the prospective resource estimate: “My review of the data focused on a 300 sq mile area surrounding previously drilled wells. This area provided the greatest well control and interpretable data upon which to base my independent assessment. It is my judgment that the potential coal seam and shale gas deposit could be well in excess of 2,000 sq. miles previously reported by Sentry’s technical team. In my view there exists substantial upside to the 10 trillion cubic feet of prospective gas resource estimate that I have provided to Sentry’s executive board.”

Dr. Barker confirmed that technical data from over thirty wells and Sentry’s interpretation of a regional grid of seismic data indicate the Winton coal zone underlies a greater than previously reported 2,000 square mile area.  The coal rank was analyzed to reach subbituminous to high volatile bituminous in the deeper portions of the deposit. He further confirmed the coal characteristics of the Winton coal zone closely resemble the depth to coal, coal rank, gas storage capacity and net coal thickness found in portions of the prolific Powder River Basin in Wyoming and Colorado.

Dr. Barker concluded; “My initial excitement on the potential deposit has been confirmed. If my estimates are proved correct and the gas is economically recoverable, Sentry is sitting on a multi trillion cubic foot gas asset. All that remains is to test this large indicated coal and shale based prospective resource. It is at optimal production depths and if it is gas saturated it will certainly be a world class deposit in excess of Trillions of Cubic Feet. “

A company spokes person advised that Sentry is moving expeditiously on its drilling program scheduled to start in April/May 2011. Discussions have commenced with several independent petroleum consulting firms to assist Sentry in determining optimum appraisal program in order to provide reserve certification.

Cautionary note: The Company cautions that the estimated quantities of coal seam gas by Dr. Barker disclosed in this press release represent an estimate of the untested potential of Sentry’s coal seam and carbonaceous shale gas based prospective resource in ATP 862 and 864. The estimate was developed from a review and interpretation of available technical data and are not intended to be construed in any manner as an estimate of any classification of reserves. The Company cautions that the results achieved by other companies operating in the same geographical region or comparisons made to discoveries with like characteristics do not in any way indicate the presence of a commercially viable mineral deposit or oil and gas reserves on any of the Company’s permits. Further core testing and appraisal is required before any estimated classification of reserves can be compiled. The Company’s upcoming appraisal core drilling campaign is being undertaken in order to measure the necessary data to be able to classify the resource as reserves and make a later determination as to whether any identified resource can be produced economically. There is risk that the Company's upcoming appraisal drilling campaign could yield results which adversely impact the estimates of coal seam gas within the company’s ATP 862 and ATP 864 permits estimated in the review by Dr. Barker.

About Sentry Petroleum:

Sentry Petroleum Ltd is an American energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.SentryPetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.